Exhibit 99.1

Blue Nile Announces Second Quarter 2011 Financial Results

Second Quarter Sales of $80.5 Million, Representing Growth of 5.1%

Second Quarter Non-GAAP Adjusted EBITDA Totals $6.9 Million

Earnings Per Diluted Share Total $0.19

SEATTLE, August 4, 2011 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its second quarter ended July 3, 2011.

Net sales increased 5.1% to $80.5 million, a record second quarter sales level. Operating income for the quarter totaled $4.3 million, representing an operating margin of 5.3% of net sales. Net income totaled $2.8 million, or $0.19 per diluted share.

Non-GAAP adjusted EBITDA for the quarter totaled $6.9 million. For the trailing twelve month period ended July 3, 2011, net cash provided by operating activities totaled $33.4 million compared to $24.1 million for the trailing twelve month period ended July 4, 2010. For the trailing twelve month period ended July 3, 2011, non-GAAP free cash flow totaled $28.7 million.

“While we delivered record second quarter sales and non-GAAP adjusted EBITDA, our results were impacted by rapidly rising diamond and metal prices amid a weakening consumer environment in the U.S. Despite these external headwinds, we achieved sales growth across all product categories, including double-digit sales growth in the non-engagement category. We also experienced strong growth in our international business. In addition, we generated higher gross margins for the quarter and achieved our earnings per share stated guidance while investing in marketing and our international business,” said Diane Irvine, Chief Executive Officer. “We finished the quarter with a record second quarter cash balance of $74.2 million while repurchasing $8.4 million of stock. We are keenly focused on driving growth through an enhanced customer experience, expanded product assortment, investments in our international business, and in executing our differentiated model to grow long-term value for our shareholders.”

Blue Nile also announced that Mark Vadon will continue in his role as Chairman of the Board of Directors but will no longer serve as Blue Nile’s Executive Chairman.

“I am excited about the opportunities that are ahead for Blue Nile. I look forward to my continued involvement in the next phase of Blue Nile’s growth,” said Mark Vadon, Chairman of the Board.

Highlights

•

International sales grew 40.7% in the quarter to $12.8 million, a record level for any second quarter in Blue Nile’s history. Excluding the impact from changes in foreign exchange rates, international sales increased 29.7%.

•	Gross profit for the quarter totaled $17.2 million, an increase of 6.0% from the prior year. As a percentage of net sales, gross profit was 21.3% compared to 21.1% for the second quarter of 2010.

•

Selling, general and administrative expenses for the quarter were $12.9 million, compared to $12.0 million in the second quarter of 2010. Selling, general and administrative expenses included stock-based compensation expense of $1.8 million in the second quarter.

•	Net income per diluted share for the quarter included stock-based compensation expense of $0.08, compared to $0.08 for the second quarter of 2010.

•	At the end of the second quarter, cash and cash equivalents totaled $74.2 million.

•	During the second quarter, Blue Nile repurchased 184,900 shares of its common stock for $8.4 million.

Financial Guidance

The following forward-looking statements reflect Blue Nile’s expectations as of August 4, 2011. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.

Expectations for the third quarter of 2011 (Quarter Ending October 2, 2011):

•	Net sales are expected to be between $71.5 million and $74.0 million.

•	Diluted earnings per share are projected at $0.16 to $0.17.

Expectations for the full year 2011 (Year Ending January 1, 2012):

•	Net sales and diluted earnings per share are expected to be between 5% - 8% growth compared to the full year 2010

Forward-Looking Statements

This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 2, 2011. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2011, which we expect to file with the Securities and Exchange Commission on or before August 12, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

Blue Nile will host a conference call to discuss its second quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding Blue Nile’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures

To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended July 3, 2011	Quarter ended July 4, 2010
Net Income	$2,838	$2,803
Income tax expense	1,523	1,504
Other income, net	(101)	(59)
Depreciation and amortization	850	779
Stock-based compensation	1,778	1,844

Adjusted EBITDA	$6,888	$6,871

	Year to date ended July 3, 2011	Year to date ended July 4, 2010
Net Income	$5,260	$5,191
Income tax expense	2,676	2,769
Other income, net	(164)	(132)
Depreciation and amortization	1,672	1,525
Stock-based compensation	3,482	3,698

Adjusted EBITDA	$12,926	$13,051

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended July 3, 2011	Quarter ended July 4, 2010
Net cash provided by operating activities	$5,272	$9,851
Purchases of fixed assets, including internal-use software and website development	(2,709)	(391)

Non-GAAP free cash flow	$2,563	$9,460

	Twelve months ended July 3, 2011	Twelve months ended July 4, 2010
Net cash provided by operating activities	$33,443	$24,110
Purchases of fixed assets, including internal-use software and website development	(4,694)	(2,044)

Non-GAAP free cash flow	$28,749	$22,066

The following table reconciles year-over-year total company sales as well as international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended July 3, 2011	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International Sales	40.7%	11.0%	29.7%

Quarter ended July 4, 2010	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International Sales	28.2%	7.1%	21.1%

About Blue Nile, Inc.

Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.

Nancy Shipp, 206.388.3626 (Investors)

nancys@bluenile.com

or

John Baird, 206.336.6805 (Media)

johnb@bluenile.com

BLUE NILE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	July 3, 2011	January 2, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,163	$113,261
Trade accounts receivable	1,808	1,405
Other accounts receivable	300	366
Inventories	20,730	20,166
Deferred income taxes	381	557
Prepaids and other current assets	1,096	1,083

Total current assets	98,478	136,838
Property and equipment, net	8,515	6,157
Intangible assets, net	282	274
Deferred income taxes	8,850	8,424
Other assets	135	118

Total assets	$116,260	$151,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,003	$90,296
Accrued liabilities	6,323	11,490
Current portion of long-term financing obligation	54	48
Current portion of deferred rent	205	86

Total current liabilities	61,585	101,920
Long-term financing obligation, less current portion	719	748
Deferred rent, less current portion	2,066	82
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	179,001	173,143
Accumulated other comprehensive income (loss)	64	(66)
Retained earnings	68,401	63,141
Treasury stock	(195,596)	(187,177)

Total stockholders’ equity	51,890	49,061

Total liabilities and stockholders’ equity	$116,260	$151,811

BLUE NILE, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Quarter ended		Year to date ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Net sales	$80,522	$76,599	$160,702	$150,659
Cost of sales	63,349	60,400	126,609	118,659

Gross profit	17,173	16,199	34,093	32,000

Selling, general and administrative expenses	12,913	11,951	26,321	24,172

Operating income	4,260	4,248	7,772	7,828

Other income, net:
Interest income, net	42	7	83	12
Other income, net	59	52	81	120

Total other income, net	101	59	164	132

Income before income taxes	4,361	4,307	7,936	7,960
Income tax expense	1,523	1,504	2,676	2,769

Net income	$2,838	$2,803	$5,260	$5,191

Basic net income per share	$0.19	$0.19	$0.36	$0.36

Diluted net income per share	$0.19	$0.19	$0.35	$0.34

Shares used for computation (in thousands):
Basic	14,560	14,426	14,565	14,496
Diluted	15,112	15,104	15,160	15,193

BLUE NILE, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year to date ended
	July 3, 2011	July 4, 2010
Operating activities:
Net income	$5,260	$5,191
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,672	1,525
Loss on disposal of property and equipment	35	—
Stock-based compensation	3,542	3,758
Deferred income taxes	(250)	(874)
Tax benefit from exercise of stock options	582	2,808
Excess tax benefit from exercise of stock options	(365)	(158)
Changes in assets and liabilities:
Receivables	(313)	(265)
Inventories	(564)	968
Prepaid expenses and other assets	(29)	(193)
Accounts payable	(35,361)	(29,434)
Accrued liabilities	(5,281)	(4,039)
Deferred rent and other	2,078	(116)

Net cash used in operating activities	(28,994)	(20,829)

Investing activities:
Purchases of property and equipment	(3,758)	(907)
Maturity of short-term investments	—	15,000

Net cash (used in) provided by investing activities	(3,758)	14,093

Financing activities:
Repurchase of common stock	(8,419)	(25,246)
Proceeds from stock option exercises	1,664	954
Excess tax benefit from exercise of stock options	365	158
Principal payments under long-term financing obligation	(23)	(22)

Net cash used in financing activities	(6,413)	(24,156)

Effect of exchange rate changes on cash and cash equivalents	67	(152)

Net decrease in cash and cash equivalents	(39,098)	(31,044)

Cash and cash equivalents, beginning of period	113,261	78,149

Cash and cash equivalents, end of period	$74,163	$47,105